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                                                                   EXHIBIT 12.1

                             COGENTRIX ENERGY, INC.
     STATEMENT REGARDING: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (AMOUNTS IN THOUSANDS, EXCEPT RATIO AMOUNTS)


                                                                                                 Pro Forma  Pro Forma  Pro Forma
                                                                                                   Fiscal   Six-Month  Nine-Month
                                                                                                    Year      Period     Period
                                                                   Six-Month        Nine-Month      Ended      Ended      Ended
                                                                 Periods Ended     Periods Ended    June     December   September
                               Fiscal Year Ended June 30,         December 31,     September 30,     30,         31,       30,
                        1993   1994    1995    1996     1997     1996     1997     1997    1998     1997        1997      1998
                      ---------------------------------------  -----------------  -------------- --------------------------------
Consolidated pretax
 income (loss) from
 continuing
 operations           27,901  23,766  34,510  39,756  (44,710) (50,571)  20,176  17,852  57,067   (59,048)    14,332     54,285
Interest expense      45,479  50,736  59,621  58,354   56,328   28,144   25,680  41,419  51,993    81,808     45,217     74,644
Interest element of
 rentals               8,654    --      --      --       --       --       --      --      --        --         --         --
Amortization of
 capitalized debt
 issuance costs        2,495   3,469   3,027   3,062    3,099    1,478    1,605   2,588   2,482     3,625      1,868      2,877
                      ---------------------------------------  ----------------  --------------   -----------------------------
Earnings              84,529  77,971  97,158 101,172   14,717  (20,949)  47,461  61,859 111,542    26,385     61,417    131,806
                      =======================================  ================  ==============   =============================

Interest expense      45,479  50,736  59,621  58,354   56,328   28,144   25,680  41,419  51,993    81,808     45,217     74,644
Interest element of
 rentals               8,654    --      --      --       --       --       --      --      --        --         --         --
Amortization of
 capitalized debt
 issuance costs        2,495   3,469   3,027   3,062    3,099    1,478    1,605   2,588   2,482     3,625      1,868      2,877
                      ---------------------------------------  ----------------  --------------   -----------------------------
Fixed Charges         56,628  54,205  62,648  61,416   59,427   29,622   27,285  44,007  54,475    85,433     47,085     77,521
                      =======================================  ================  ==============   =============================

Ratio of Earnings
 to Fixed Charges        1.5     1.4     1.6     1.6      0.2     (0.7)     1.7     1.4     2.0       0.3        1.3        1.7
                      =======================================  ================  ==============   =============================
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